Exhibit 99.1

SUPPLEMENT TO THE

NOTICE OF MERGER EVENT AND SUPPLEMENTAL INDENTURE

NOTICE OF MAKE-WHOLE FUNDAMENTAL CHANGE

FUNDAMENTAL CHANGE COMPANY NOTICE

To the holders of all outstanding

BROCADE COMMUNICATIONS SYSTEMS, INC.

1.375% Convertible Senior Notes due 2020

(CUSIP No. 111621 AQ1)

Reference is made to the Indenture, dated as of January 14, 2015 (the “Indenture”), by and between Brocade Communications Systems, Inc., a Delaware corporation (together with any successor, the “Company”), as issuer, and Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), and the Notice of Merger Event and Supplemental Indenture; Notice of Make-Whole Fundamental Change; and Fundamental Change Company Notice dated as of November 17, 2017 (collectively, the “Joint Notice”), relating to the Company’s 1.375% Convertible Senior Notes due 2020 (the “Notes”). This Supplement to the Joint Notice is hereby given by the Company.

Capitalized terms used in this Supplement to the Joint Notice, unless otherwise defined herein, have the meanings ascribed to such terms in the Joint Notice.

The sole purpose of the Supplement to the Joint Notice is to implement a de minimis correction to the calculations of the Base Conversion Rate and the Make-Whole Conversion Rate (each as defined in the Notice) relating to the conversion rights under the Notes resulting in a de minimis increase in the applicable conversion rates. As a result, the Base Conversion Rate is increased to 63.7093 from 63.7088 shares of Common Stock and the Make-Whole Conversion Rate is increased to 16.1242 from 16.1043 shares of Common Stock, as specified in more detail below.

The Company hereby notifies you that the first two paragraphs in Section 3 of the Joint Notice under the heading “Conversion Rate and Make-Whole Adjustment” shall be and are hereby replaced in their entirety by the text below:

Conversion Rate and Make-Whole Adjustment

The Conversion Rate in effect immediately prior to the Make-Whole Fundamental Change is 63.7093 shares of Common Stock per $1,000 principal amount of Notes (the “Base Conversion Rate”). The Conversion Rate applicable to Notes that are surrendered for conversion during the period from and including the Make-Whole Effective Date and ending at 5:00 p.m., New York City time, on January 9, 2018, the Business Day immediately preceding the Fundamental Change Repurchase Date (such period, the “Make-Whole Fundamental Change Period”), will be increased pursuant to Section 14.03 of the Indenture (such increased Conversion Rate, the “Make-Whole Conversion Rate”). The number of Additional Shares to be received per $1,000 principal amount of Notes pursuant to Section 14.03 of the Indenture during the Make-Whole Fundamental Change Period is 16.1242 shares of Common Stock. Accordingly, during the Make-Whole Fundamental Change Period, the Make-Whole Conversion Rate is 79.8335 shares of Common Stock per $1,000 principal amount of Notes. Accordingly, the total amount of consideration to be paid for each $1,000 principal amount of Notes surrendered for conversion during the Make-Whole Fundamental Change Period is expected to be $1,017.8771.

The following table illustrates the approximate amount in cash per $1,000 principal amount of Notes that a Holder would receive if its Notes are (a) purchased by the Company through exercise of the Fundamental Change Purchase Right or (b) converted during the Make-Whole Fundamental Change Period at the Make-Whole Conversion Rate from and after the Effective Time.

Fundamental Change Purchase Price(a)	Conversion at Make-Whole Conversion Rate(b)
$1,000.3056	$1,017.8771

*    *    *

As a result of the foregoing, the total amount of consideration to be paid for each $1,000 principal amount of Notes surrendered for conversion during the Make-Whole Fundamental Change Period at the Make-Whole Conversion Rate is expected to be $1,017.8771 in cash (increased from $1,017.6170 as set forth in the Joint Notice).

Except as expressly provided in this Supplement to the Joint Notice, the Joint Notice shall remain unaffected and in full force and effect.

DATED: November 27, 2017

By:	BROCADE COMMUNICATIONS SYSTEMS, INC.